FIRST NILES FINANCIAL, INC.
DECLARES CASH DIVIDEND AND STOCK REPURCHASE PROGRAM

Niles, Ohio, November 19, 2003 - First Niles Financial, Inc., the parent company of Home Federal Savings and Loan Association of Niles, has announced a cash dividend of $.15 per share for the fourth quarter of 2003. The dividend will be payable on December 19, 2003 to shareholders of record on December 5, 2003. This dividend represents a 7.1%, or $.01 per share, increase from the $.14 per share dividend paid last quarter.

Additionally, the Company announced its intention today to repurchase up to 69,865 common shares, representing 5% of its outstanding shares, in the open market or in privately negotiated transactions. These shares will be purchased at prevailing market prices over a twelve-month period, subject to market conditions. The repurchased shares will be held by the Company as treasury shares to be used to satisfy the Company's obligations under its stock-based compensation plans and for other general corporate purposes.

William L. Stephens, Chairman of the Board, President and Chief Executive Officer of First Niles, indicated that the Board of Directors approved the repurchase program after considering the current market price of the Company's common stock, alternative investments and the strong capital position of the Company's subsidiary, Home Federal Savings and Loan Association of Niles. Mr. Stephens stated that "presently, the repurchase of our shares represents an attractive investment opportunity which we anticipate will benefit the Company and our shareholders."

The Company recently completed the repurchase of 71,600 shares as originally announced in May, 2003.

Home Federal primarily serves the Niles, Ohio area. As of September 30, 2003, the Company had $99.0 million in assets and $16.1 million in stockholders' equity. At September 30, 2003, Home Federal exceeded all its applicable regulatory capital requirements.

The stock of First Niles is traded on the Nasdaq SmallCap Market under the symbol "FNFI".

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

November 19, 2003	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539